Exhibit 15.3

Deloitte LLP 2800 - 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: 604.669.4466 Fax: 778.374.0496 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-143183 and 333-171009 on Form S-8 of our report dated April 1, 2013, relating to the consolidated financial statements (before the effects of adjustments to reflect changes in the purchase price allocation and the correction of an error as described in Notes 3 and 41 to the consolidated financial statements) (not presented herein) of MFC Industrial Ltd. and subsidiaries (collectively the “Company”) appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2013.

/s/ Deloitte LLP

Chartered Accountants
March 31, 2014
Vancouver, Canada